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Microsemi Corporation

Employee Frequently Asked Questions

March 29, 2018

Following are responses to some frequently asked questions regarding the proposed acquisition of Microsemi Corporation (“Microsemi” or the “Company”) by Microchip Technology Incorporated (“Microchip”) and the treatment of outstanding Microsemi equity awards in the transaction.  If you have any questions regarding the points discussed in this document or the Merger in general, please contact David Goren at (949) 380-6100 or DGoren@Microsemi.com.

This document provides only a brief summary regarding the matters noted below.  This document, as well as any communications you may have with Microsemi or its representatives regarding these matters, are subject to and qualified in their entirety by the provisions of the Merger Agreement and, as to Microsemi equity awards, to both the Merger Agreement and the terms and conditions of your equity awards.  The Merger Agreement has been filed with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to Microsemi’s Current Report on Form 8-K, which was filed with the SEC on March 2, 2018.  Capitalized terms are used as defined below.

General Questions

1.	What is the Merger?

As we announced on March 1, 2018, Microsemi and Microchip have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a wholly owned subsidiary of Microchip will be merged with and into Microsemi, with Microsemi surviving as a wholly owned subsidiary of Microchip (the “Merger”).

You can find more information about the Merger in the Company’s Form 8-K filed on March 2, 2018 with the SEC. That 8-K is available by clicking here:

https://www.sec.gov/Archives/edgar/data/310568/000119312518068178/d545439d8k.htm

2.	When will the Merger be complete?

The Merger is currently expected to become effective (the “effective time” of the Merger) and close during the second quarter of calendar year 2018, subject to the approval of the Company’s stockholders, certain regulatory approvals and other closing conditions.

Effects on Microsemi Common Stock

3.	What will happen to my shares of Microsemi common stock when the Merger closes?

Each share of Microsemi common stock outstanding immediately prior to the Merger will be converted into the right to receive $68.78 in cash from Microchip, without interest, less any applicable withholding taxes. You will not continue to own your shares of Microsemi common stock following the Merger.

4.	What happens to the Microsemi ticker symbol?

Upon completion of the Merger, Microsemi will cease trading on the Nasdaq Stock Market.

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Effects on Microsemi Equity Awards

5.	What will happen to my unvested restricted stock units at the close of the Merger?

If, immediately prior to the effective time of the Merger, you hold outstanding unvested Microsemi restricted stock units (“RSUs”), then at the effective time of the Merger those unvested RSUs (after giving effect to any acceleration of vesting pursuant to the terms of the your RSUs, if applicable) will be assumed by Microchip and converted into Microchip RSUs, with the number of shares of Microchip common stock subject to assumed RSUs equal to the product of (i) the number of shares of Microsemi common stock subject to the unvested Microsemi RSU award as of immediately prior to the effective time of the Merger and (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share). Each assumed RSU will (except for the conversion into Microchip shares as described above) be subject to the same terms and conditions that were applicable to such award immediately prior to the effective time of the Merger, including the same vesting schedule and any accelerated vesting provisions. The “Equity Award Exchange Ratio” is the quotient obtained by dividing $68.78 by the average closing price for a share of Microchip common stock (rounded to the nearest one-tenth of a cent) for the ten most recent days ending on the last trading day immediately prior to the effective time of the Merger.

Example. For purposes of illustration only, assume that the Equity Award Exchange Ratio is 2/3 and that, immediately prior to the effective time of the Merger, you hold a Microsemi RSU award covering 3,000 unvested shares of Microsemi common stock. Upon the effective time of the Merger, the RSU award would be assumed by Microchip and converted into an RSU award covering 2,000 shares of Microchip common stock (3,000 shares multiplied by the Equity Award Exchange Ratio of 2/3). The other terms and conditions of the RSU award would continue to apply (including any vesting schedule and any accelerated vesting provisions).

6.	What will happen to my vested RSUs at the close of the Merger?

If, immediately prior to the effective time of the Merger, you hold outstanding vested RSUs that have not previously been settled or RSUs that will vest pursuant to the terms of the Merger, then at the effective time of the Merger those vested RSUs will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of shares of Microsemi common stock subject to the vested RSUs multiplied by $68.78 (the consideration paid for a share of Microsemi common stock in the Merger).

7.	What will happen to my restricted stock awards at the close of the Merger?

If, immediately prior to the effective time of the Merger, you hold an outstanding Microsemi restricted stock award as to which all or a portion of the shares of Microsemi common stock then subject to the award are outstanding and unvested (“Restricted Stock”), then at the effective time of the Merger each such share of Restricted Stock will be cancelled and converted into the right to receive an amount in cash equal to $68.78, and the cash payment will be subject to the same vesting conditions (including any applicable acceleration provisions) and other terms and conditions that were applicable to such share of Restricted Stock immediately prior to the closing. That is, you will no longer hold unvested restricted stock but a right to receive $68.78 per share (less applicable withholding taxes), if and when your restricted stock would have vested.

8.	What will happen to my unexercised Microsemi stock options and stock appreciation rights at the close of the Merger?

If, immediately prior to the effective time of the Merger, you hold outstanding Microsemi stock options or stock appreciations rights (whether vested or unvested and including awards assumed by Microsemi in a prior acquisition), then at the effective time of the Merger those stock options and stock appreciation rights will be assumed by Microchip and converted into options or stock appreciation rights with respect to a number of shares of Microchip common stock equal to the product of (i) the number of shares of Microsemi common stock subject to the assumed stock option or stock appreciation right immediately prior to the effective time of the Merger and (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share). The assumed award will have an exercise or base price per share equal to (i) the exercise or base price per share of Microsemi common stock under such award immediately prior to the effective time of the Merger divided by (ii) the Equity Award Exchange Ratio (rounded up to the nearest whole cent). Each assumed option or assumed stock appreciation right will (except for the conversion into Microchip shares as described above) be subject to the same terms and conditions that were applicable to the award immediately prior to the effective time of the Merger. The “Equity Award Exchange Ratio” is the quotient obtained by dividing $68.78 by the average closing price for a share of Microchip common stock (rounded to the nearest one-tenth of a cent) for the ten most recent days ending on the last trading day immediately prior to the effective time of the Merger.

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Example. For purposes of illustration only, assume that the Equity Award Exchange Ratio is 2/3 and that, immediately prior to the effective time of the Merger, you hold an outstanding option to acquire 3,000 shares of Microsemi common stock at an exercise price of $30 per share. Upon the effective time of the Merger, the option would be assumed by Microchip and converted into an option to acquire 2,000 shares of Microchip common stock (3,000 shares multiplied by the Equity Award Exchange Ratio of 2/3) at an exercise price of $45 per share ($30 divided by the Equity Award Exchange Ratio of 2/3). Any other terms and conditions of the options would continue to apply (including any vesting requirements).

9.	What if my options or stock appreciation rights are scheduled to expire or terminate before the close of the Merger?

Only Microsemi stock options and stock appreciation rights outstanding at the effective time of the Merger will be assumed by Microchip as described above.  If your options or stock appreciation rights are scheduled to expire or terminate before that time, you will need to decide whether you want to exercise your vested options and stock appreciation rights before they expire (and actually exercise them if you choose to do so); otherwise, they will terminate as provided under the terms and conditions of the applicable equity plan and award agreements.

10.	Will I be required to sign a new option, stock appreciation right, or RSU award agreement if I have Microsemi awards that are assumed and converted into Microchip awards?

No, we do not expect that you will be required to enter into a new award agreement.  Shortly following the effective time of the Merger, Microchip will send you a notice setting forth the number of Microchip common shares subject to your assumed award and the exercise price per share of your award (if applicable).

You should, however, keep any and all award agreements and other documents you have in your personal files pertaining to your Microsemi awards.

11.	I have RSUs which are going to vest soon. Will these be released to me as Microsemi common stock?

It depends on whether your RSUs vest before or after the effective time of Merger. Any RSUs that vest and become payable to you before the closing date of the Merger will, except as described in the next sentence, be paid to you in Microsemi stock. If, however, the vesting date occurs within a couple of days before the closing date of the Merger and Microsemi doesn’t have time to settle those vested RSUs in Microsemi stock prior to the closing date of the Merger, the vested RSUs that aren’t settled in Microsemi stock before the effective time of the Merger will be treated as described in Question 6 above.

If you hold Microsemi stock at the effective time of the Merger, the shares will be converted into the right to receive the consideration described in Question 3 above.

12.	I am an employee working in a non-U.S. jurisdiction. Will the equity awards that I hold be treated the same as set forth in Q&As 5-11?

It is anticipated that outstanding equity awards held by employees in non-U.S. jurisdictions will be treated the same as set forth in Q&As 5-11. However, at least 10 days prior to the effective time of the Merger, Microchip and Microsemi may agree that the equity awards may be treated in a manner other than as set forth in Q&As 5-11, if different treatment (i) is necessary to avoid the violation of applicable local law or to comply with applicable local law, and (ii) such different treatment is, to the maximum extent practicable, consistent with the treatment set forth in Q&As 5-11. You will be notified of any changes in treatment to your equity awards.

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Other Questions

13.	How will the Merger impact Microsemi team members? Will there be any layoffs as a result of the combination?

Until the transaction is closed, which is expected to occur in the second quarter of calendar year 2018 (subject to approval of the Company’s stockholders, certain regulatory approvals and other closing conditions), Microsemi and Microchip will remain separate companies. In the coming weeks, Microchip will work with Microsemi’s management to develop a joint integration plan for how we can operate effectively as one company after the acquisition is completed by taking advantage of the strengths of both companies. When that plan is completed, we will be able to share more details. Once the Merger is completed, we believe the combination will provide a larger, more diversified company. This combination is intended to promote growth, vertical integration and bringing together different, yet highly complementary capabilities. Microchip believes that this combination will significantly expand Microchip’s solutions for data center, communications, defense and aerospace markets and will add strong complementary analog and mixed-signal product lines supporting Microchip 2.0 strategy.

As we just recently announced the combination, it is premature to speculate on specific changes to staffing or structure at this time. Microchip and Microsemi are both successful growth companies and can use some of the synergies to expand the operations of both companies. But as we combine the two companies together, some redundancies are unavoidable.

14.	What are the integration plans to combine the two companies?

This is a multi-step process. First, until the merger is completed (expected in the second quarter of 2018), the two companies will continue to operate independently. In the coming weeks, Microchip will work with Microsemi’s management to develop a joint integration plan for how we can operate effectively as one company after the acquisition is completed by taking advantage of the strengths of both companies. When that plan is completed, we will be able to share more details. After the merger is completed, Microsemi will initially operate as a wholly owned subsidiary of Microchip. In this phase, the businesses and operations of Microsemi will continue to operate separately as they are now. And the financial results of two companies will consolidate after each company’s financials are available.

15.	Will my title or responsibilities change? Who will I be reporting to following the close of the Merger?

While this announcement is an important milestone, there are many decisions left to be made. As we work through the specifics, we will update you as we know more. Over the long term, we believe that employees of the combined company will benefit from access to even greater resources and growth opportunities. As is the case in any merger, many titles and responsibilities will change as we implement the integration plan. With this, many employees, especially those at the senior level, may report to someone different.

16.	Will my compensation and benefits change following the Merger?

The Merger Agreement provides that, through the first anniversary of the close of the Merger, (referred to as the “transition period”) each Microsemi employee working in the United States that remains employed by Microchip or its subsidiaries (referred to as a “continuing employee”) will have compensation and benefits that are not less favorable in the aggregate to the aggregate value of the compensation and benefits provided to that continuing employee immediately prior to the effective time of the Merger. The Merger Agreement also provides that, for the transition period, each such continuing employee will be provided (i) base wages or salary, as applicable, that are not less than the base wages and salary, as applicable, provided to the continuing employee immediately prior to the effective time of the Merger and (ii) severance benefits that are not less favorable in amount or with regard to terms and conditions to receive such severance benefits than those provided to the continuing employee immediately prior to the effective time of the Merger. If you are unsure of the severance practice in your location, reach out to your local HR business partner.

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It is expected that Microchip will use its reasonable best efforts so that continuing employees will receive credit for their service with Microsemi before the Merger for purposes of Microchip benefit plans in which the employee participates after the close of the Merger (for example, for purposes of satisfying eligibility, vesting, and level of benefits under these plans to the same extent such service was credited under a comparable Microsemi plan prior to the effective time for Merger (except to the extent it would result in duplication of benefits). It is also expected that Microchip will use its reasonable best efforts so that continuing employees will have all pre-existing conditions and waiting periods, with respect to participation and coverage requirements applicable to such continuing employee, waived under Microchip benefit plans, to the extent waived or satisfied under the Microsemi plan, and will receive credit under the Microchip benefit plans for all co-payment, co-insurance and deductibles, as applicable, paid under the Microsemi benefit plans prior to the closing of the Merger for the plan year in which the transition between plans occurs. For purposes of the calculation of Microchip Service Awards, the date the continuing employee becomes an employee of Microchip will be applicable.

17.	I am an employee working in a non-U.S. jurisdiction. Will there be any changes to my compensation and benefits?

Microsemi will continue to operate as usual until the close of the Merger. Prior to the closing of the Merger and through the transition period, it is anticipated that there will be no changes to compensation and benefits, other than in the ordinary course, and subject to the law in the applicable non-U.S. jurisdiction. If you have specific questions regarding your compensation and benefits, please discuss your concerns with your manager.

18.	How will the Merger impact sales compensation? Will there be changes to existing sales targets?

Microsemi will continue to operate as usual until the closing of the Merger. Prior to the closing of the Merger, there will be no changes to the established sales compensation plans or targets. If you have specific questions regarding your sales compensation plan, please discuss your concerns with your manager.

As we have said in the communication meeting in Aliso Viejo, Microchip’s sales employees do not operate on a commission plan based on sales targets. In the initial phase, as the company is operating separately, the sales compensation plans remain the same. After the integration plan, all sales employees will be converted to Microchip’s compensation plan that are based on total compensation with a base salary, bonus (not commission), and equity compensation.

19.	Will there still be an annual salary review and increases in June 2018?

Microsemi will continue to operate as usual until the close of the Merger. Microsemi will continue to evaluate employee salaries and may adjust annual salary or wages in the ordinary course of business.

20.	Will Microsemi continue to hire for open positions?

Microsemi will continue to operate as usual until the close of the Merger and will continue to hire for open positions and enter into compensation arrangements with such persons consistent with past practice.

21.	Are any reductions in force planned before the close of the Merger?

No, Microsemi does not plan to conduct any additional reductions in force prior to the close of the Merger.

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22.	What should I tell customers about this transaction?

The first thing we want our customers and partners to know is how excited we are about this transaction. Microchip and Microsemi have a strong tradition of delivering innovative solutions to our customers, thus creating highly valued and long-lasting revenue streams. We believe joining forces and combining our complementary product portfolios will offer our customers a richer set of solutions and help provide innovative and competitive products for the markets they serve. It’s important that you emphasize for our customers and partners that we intend to conduct business as usual and continue providing superior products and service to our customers.

If you encounter any client concerns, you should speak to your local Sales Management.

23.	What should I do if I run into any vendor concerns or problems?

It’s important that you emphasize for our vendors that we intend to conduct business as usual. If you encounter any vendor concerns, you should speak with your local Supply Chain Management.

24.	What should I say if I am contacted by media, financial community, or other third parties about the transaction?

If you receive any inquiries from the media, please refer them to Beth Quezada at (949) 380-6102 or Beth.Quezada@Microsemi.com. If you receive any inquiries from investors or other financial parties, please refer them to John W. Hohener at (949) 380-6100 or JHohener@Microsemi.com.

25.	Who can I contact if I have more questions?

As we move through this process, we intend to keep you informed on important developments, as appropriate. If you have questions, please do not hesitate to reach out to anyone on the executive leadership team, and / or reach out to your local HR business partner.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding (1) the expectation that the acquisition will add further operational and customer scale to Microchip, creating highly valued and long-lasting revenue streams for Microchip and offering Microchip’s customers a richer set of solution options to enable innovative and competitive products for the markets they serve, (2) the transaction being a compelling opportunity for Microsemi employees and customers, and (3) the expectation that the transaction will close in the second quarter of calendar 2018. Microchip and Microsemi caution you that such statements are just predictions and that actual events or results may differ materially. These statements are subject to a number of risks and uncertainties, including (i) risk that the transaction may not close in the second quarter of 2018 or at all, (ii) risk that the conditions to the closing of the transaction will not be satisfied, (iii) the uncertain effect of the transaction on Microchip’s and Microsemi’s existing relationships with customers and vendors and their operating results and businesses, (iv) the costs and outcome of any litigation involving Microchip, Microsemi or the transaction, (v) Microchip’s ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of the acquisition, (vi) the impact of any future significant acquisitions that Microchip may make on the business and financial results of Microchip, (vii) economic uncertainty due to monetary policy, political or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies (including China), (viii) changes in demand or market acceptance of Microchip’s or Microsemi’s products and the products of their respective customers, (ix) changes in U.S. corporate tax laws as a result of the Tax Cuts and Jobs Act of 2017 and other future legislation, (x) foreign currency effects on Microchip’s and Microsemi’s respective businesses, (xi) competitive developments including pricing pressures, the level of orders that are received and can be shipped in a quarter, the level of sell-through of products through distribution, changes or fluctuations in customer order patterns and seasonality, (xii) the mix of inventory Microchip holds and Microchip’s ability to satisfy short-term orders from inventory, changes in utilization of Microchip’s manufacturing capacity and Microchip’s ability to effectively manage and expand its production levels, and Microchip’s ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers (xiii) the costs and outcome of any current or future tax audit or any litigation or other matters involving intellectual property, customers, or other issues, disruptions in Microchip’s business or the businesses of its customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; (xiv) general economic, industry or political conditions in the United States or internationally, and (xv) the terms and mix of financing that Microchip is able to obtain to finance the transaction and whether such terms are favorable to Microchip or not. Actual results may differ materially from the expected results. For a detailed discussion of these and other risk factors, please refer to Microchip’s and Microsemi’s filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of Microchip’s Forms 10-K, 10-Q, 8-K and other relevant documents for free at Microchip’s website (www.microchip.com) and copies of Microsemi’s Forms 10-K, 10-Q, 8-K and other relevant documents for free at Microsemi’s website (www.microsemi.com) and copies of both companies SEC filings on the SEC’s website (www.sec.gov) or from commercial document retrieval services. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in the projections or forward-looking statements contained in this document. You are cautioned not to place undue reliance on the forward-looking statements in this document, which speak only as of the date such statements are made. Neither Microchip nor Microsemi undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this communication or to reflect the occurrence of unanticipated events.

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Additional Information and Where to Find It

In connection with the proposed acquisition, Microsemi will file a proxy statement and other related documents with the SEC. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents (when available) and other documents filed by Microsemi at the SEC’s web site at www.sec.gov and at the Investor section of their website at https://investor.microsemi.com/.

Participants in the Solicitation

Microchip, Microsemi and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Microsemi in connection with the Merger. Information regarding the special interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Microchip is also included in Microchip’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on July 13, 2017. Additional information regarding the directors and executive officers of Microsemi is also included in Microsemi’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 20, 2017. These documents are available free of charge at the SEC’s web site at www.sec.gov and as described above.

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